Exhibit 99

Contacts:

Media	Investor Relations
Stacey Jones	Sean Meakim
(980) 378-6258	(704) 627-6200
stacey.jones@honeywell.com	sean.meakim@honeywell.com

HONEYWELL DELIVERS STRONG SECOND QUARTER
RESULTS AND BEATS EARNINGS GUIDANCE; UPDATES 2024 OUTLOOK

•Sales of $9.6 Billion, Reported Sales Up 5%, Organic1 Sales Up 4%, Achieving the High End of Previous Guidance
•Earnings Per Share of $2.36 and Adjusted Earnings Per Share1 of $2.49, Above High End of Previous Guidance
•Orders Up 4%, Led by Strength in Our Building Automation and Energy and Sustainability Solutions Businesses
•Deployed $6.4 Billion of Capital to M&A, Dividends, Share Repurchases, and Capital Expenditures, Including Closing the $5 Billion Acquisition of Access Solutions, and Announcing the $1.9 Billion Acquisition of CAES Systems Holdings and the $1.8 Billion Acquisition of Air Products' LNG Business

CHARLOTTE, N.C., July 25, 2024 -- Honeywell (NASDAQ: HON) today announced results for the second quarter that met or exceeded the company's guidance. The company also updated its full-year sales, segment margin2, adjusted earnings per share2,3, and cash flow guidance ranges.
The company reported second-quarter year-over-year sales growth of 5% and organic1 sales growth of 4%, led by double digit organic1 sales growth in defense and space, commercial aviation, and building solutions. Operating income grew 5% and operating margin expanded 10 basis points to 20.7%, while segment profit1 grew 4% led by Aerospace Technologies. Segment margin1 contraction of 10 basis points was above the midpoint of our guidance range. Earnings per share for the second quarter was $2.36, up 6% year over year, and adjusted earnings per share1 was $2.49, up 8% year over year, above the high end of our guidance range. Operating cash flow was $1.4 billion and free cash flow1 was $1.1 billion, approximately flat year over year.
"Honeywell delivered a strong second quarter, once again meeting or exceeding guidance across all metrics while maneuvering through a dynamic operating environment," said Vimal Kapur, chairman and chief executive officer of Honeywell. "While Aerospace continues to lead our growth, we are seeing broader participation across our portfolio, with three of our four segments contributing positive growth for the quarter. All four segments grew sequentially in the quarter as well, giving us further confidence in our expectation of a second half organic growth acceleration."
Kapur continued, "We also made significant progress in our capital deployment strategy, deploying $6.4 billion to M&A, dividends, share repurchases, and capex, highlighted by the closing of our $5 billion acquisition of Access Solutions. We also recently announced two additional deals - the $1.9 billion acquisition of CAES Systems and the $1.8 billion acquisition of Air Products' LNG process technology and equipment business. We continue to make significant progress on my key priorities for Honeywell as we accelerate our alignment to three powerful

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Honeywell Q2’24 Results - 2

megatrends - automation, the future of aviation, and energy transition, all underpinned by digitalization. Together, our technologically differentiated portfolio and world-class Honeywell Accelerator operating system are poised to further unlock incremental value and enable us to achieve our long-term financial framework."
As a result of the company's second-quarter performance and management's outlook for the remainder of the year, including the impact of recently announced acquisitions, Honeywell updated its full-year sales, segment margin2, adjusted earnings per share2,3, and cash flow1 guidance. Full-year sales are now expected to be $39.1 billion to $39.7 billion with organic1 sales growth in the range of 5% to 6%. Segment margin2 is now expected to be in the range of 23.3% to 23.5% with segment margin contraction2 of 20 basis points to flat year over year. Adjusted earnings per share2,3 is now expected to be in the range of $10.05 to $10.25, up 6% to 8% year over year. Operating cash flow is now expected to be in the range of $6.6 billion to $7.0 billion, with free cash flow1 of $5.5 billion to $5.9 billion. A summary of the company's full-year guidance can be found in Table 1.

Second-Quarter Performance
Honeywell sales for the second quarter were up 5% year over year on a reported basis and 4% on an organic1 basis year over year. The second-quarter financial results can be found in Tables 2 and 3.
Aerospace Technologies sales for the second quarter increased 16% on an organic1 basis year over year, the eighth consecutive quarter of double-digit organic growth, on sustained strength in both commercial aviation and defense and space. Commercial aviation was led by 17% growth in aftermarket sales as global flight activity continued to rise. Commercial original equipment sales once again grew double digits on increased shipset deliveries, particularly in air transport. Defense and space grew 19% year over year as sustained demand from the current geopolitical climate and further supply chain improvements enabled us to convert on our robust backlog. Segment margin contracted 60 basis points year over year to 27.2%, driven by mix pressure in original equipment, partially offset by commercial excellence net of inflation.
Industrial Automation sales for the second quarter decreased 8% on an organic1 basis year over year. Sales declines were primarily driven by volume softness in warehouse and workflow solutions. While sales declined in productivity solutions and services overall, they were up year over year and sequentially excluding the impact of payments under the license and settlement agreement that ended in the first quarter. Process solutions sales grew 1% in the second quarter as continued double-digit growth in aftermarket services was partially offset by softness in thermal solutions and smart energy. Sales in our sensing and safety technologies business declined year over year, but both orders and sales improved sequentially. Segment margin contracted 90 basis points to 19.0% due to lower volume leverage and the end of payments under the license and settlement agreement.
Building Automation sales for the second quarter increased 1% on an organic1 basis year over year and increased 10% sequentially including one month of benefit from the acquisition of our access solutions business. Building solutions delivered another solid quarter, growing 14% organically, as both projects and services grew double digits. The ongoing strength in building solutions was mostly offset by declines in building products, primarily driven by lower year over year volumes in fire and building management systems; however, both businesses saw improved sales quarter over quarter. Segment margin improved sequentially for the second consecutive quarter but contracted 60 basis points year over year to 25.3%, due to product mix headwinds and cost inflation, partially offset by productivity actions and commercial excellence.
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Honeywell Q2’24 Results - 3

Energy and Sustainability Solutions sales for the second quarter grew 3% on an organic1 basis year over year. Advanced materials once again led ESS with 8% sales growth, led by continued strength in fluorine products. UOP sales declined 4% in the quarter as a result of previously communicated difficult year-over-year comps from large gas processing equipment projects, partially offset by growth in refining catalysts and aftermarket services. Segment margin expanded 200 basis points to 25.2%, primarily driven by productivity actions.

Conference Call Details
Honeywell will discuss its second-quarter results and full-year 2024 guidance during an investor conference call starting at 8:30 a.m. Eastern Time today. A live webcast of the investor call as well as related presentation materials will be available through the Investor Relations section of the company’s website (www.honeywell.com/investor). A replay of the webcast will be available for 30 days following the presentation.

TABLE 1: FULL-YEAR 2024 GUIDANCE2

	Previous Guidance	Current Guidance
Sales	$38.5B - $39.3B	$39.1B - $39.7B
Organic[1] Growth	4% - 6%	5% - 6%
Segment Margin	23.8% - 24.1%	23.3% - 23.5%
Expansion	Up 30 - 60 bps	Down 20 - Flat bps
Adjusted Earnings Per Share[3]	$10.15 - $10.45	$10.05 - $10.25
Adjusted Earnings Growth[3]	7% - 10%	6% - 8%
Operating Cash Flow	$6.7B - $7.1B	$6.6B - $7.0B
Free Cash Flow[1]	$5.6B - $6.0B	$5.5B - $5.9B

TABLE 2: SUMMARY OF HONEYWELL FINANCIAL RESULTS

	2Q 2024	2Q 2023	Change
Sales	$9,577	$9,146	5%
Organic[1] Growth			4%
Operating Income Margin	20.7%	20.6%	10 bps
Segment Profit[1]	$2,199	$2,113	4%
Segment Margin[1]	23.0%	23.1%	-10 bps
Earnings Per Share	$2.36	$2.22	6%
Adjusted Earnings Per Share[1]	$2.49	$2.30	8%
Operating Cash Flow	$1,371	$1,360	1%
Free Cash Flow[1]	$1,112	$1,127	(1%)

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Honeywell Q2’24 Results - 4

TABLE 3: SUMMARY OF SEGMENT FINANCIAL RESULTS

AEROSPACE TECHNOLOGIES	2Q 2024	2Q 2023	Change
Sales	$3,891	$3,341	16%
Organic[1] Growth			16%
Segment Profit	$1,060	$930	14%
Segment Margin	27.2%	27.8%	-60 bps
INDUSTRIAL AUTOMATION
Sales	$2,506	$2,727	(8%)
Organic[1] Growth			(8%)
Segment Profit	$477	$544	(12%)
Segment Margin	19.0%	19.9%	-90 bps
BUILDING AUTOMATION
Sales	$1,571	$1,510	4%
Organic[1] Growth			1%
Segment Profit	$397	$391	2%
Segment Margin	25.3%	25.9%	-60 bps
ENERGY AND SUSTAINABILITY SOLUTIONS
Sales	$1,604	$1,567	2%
Organic[1] Growth			3%
Segment Profit	$405	$363	12%
Segment Margin	25.2%	23.2%	200 bps

1	See additional information at the end of this release regarding non-GAAP financial measures.
2
Segment margin and adjusted EPS are non-GAAP financial measures. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment margin or adjusted EPS. We therefore, do not present a guidance range, or a reconciliation to, the nearest GAAP financial measures of operating margin or EPS.

3
Adjusted EPS and adjusted EPS V% guidance excludes items identified in the non-GAAP reconciliation of adjusted EPS at the end of this release, and any potential future one-time items that we cannot reliably predict or estimate such as pension mark-to-market.

Honeywell is an integrated operating company serving a broad range of industries and geographies around the world. Our business is aligned with three powerful megatrends - automation, the future of aviation, and energy transition - underpinned by our Honeywell Accelerator operating system and Honeywell Connected Enterprise integrated software platform. As a trusted partner, we help organizations solve the world's toughest, most complex challenges, providing actionable solutions and innovations that help make the world smarter, safer, and more sustainable. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.

Honeywell uses our Investor Relations website, www.honeywell.com/investor, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media.
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Honeywell Q2’24 Results - 5

We describe many of the trends and other factors that drive our business and future results in this release. Such discussions contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). Forward-looking statements are those that address activities, events, or developments that management intends, expects, projects, believes or anticipates will or may occur in the future. They are based on management’s assumptions and assessments in light of past experience and trends, current economic and industry conditions, expected future developments and other relevant factors, many of which are difficult to predict and outside of our control. They are not guarantees of future performance, and actual results, developments and business decisions may differ significantly from those envisaged by our forward-looking statements. We do not undertake to update or revise any of our forward-looking statements, except as required by applicable securities law. Our forward-looking statements are also subject to material risks and uncertainties, including ongoing macroeconomic and geopolitical risks, such as lower GDP growth or recession, capital markets volatility, inflation, and certain regional conflicts, that can affect our performance in both the near- and long-term. In addition, no assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this release can or will be achieved. These forward-looking statements should be considered in light of the information included in this release, our Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking plans described herein are not final and may be modified or abandoned at any time.

This release contains financial measures presented on a non-GAAP basis. Honeywell’s non-GAAP financial measures used in this release are as follows:
•Segment profit, on an overall Honeywell basis;
•Segment profit margin, on an overall Honeywell basis;
•Organic sales growth;
•Free cash flow; and
•Adjusted earnings per share.

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These measures should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain measures presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Refer to the Appendix attached to this release for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures.

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Honeywell Q2’24 Results - 6

Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Product sales	$6,477	$6,441	$12,740	$12,751
Service sales	3,100	2,705	5,942	5,259
Net sales	9,577	9,146	18,682	18,010
Costs, expenses and other
Cost of products sold[1]	4,247	4,133	8,282	8,201
Cost of services sold[1]	1,609	1,493	3,157	2,923
Total Cost of products and services sold	5,856	5,626	11,439	11,124
Research and development expenses	382	375	742	732
Selling, general and administrative expenses[1]	1,361	1,262	2,663	2,579
Other (income) expense	(246)	(208)	(477)	(468)
Interest and other financial charges	250	187	470	357
Total costs, expenses and other	7,603	7,242	14,837	14,324
Income before taxes	1,974	1,904	3,845	3,686
Tax expense	414	403	810	777
Net income	1,560	1,501	3,035	2,909
Less: Net income attributable to the noncontrolling interest	16	14	28	28
Net income attributable to Honeywell	$1,544	$1,487	$3,007	$2,881
Earnings per share of common stock - basic	$2.37	$2.24	$4.62	$4.32
Earnings per share of common stock - assuming dilution	$2.36	$2.22	$4.59	$4.29
Weighted average number of shares outstanding - basic	650.2	665.3	651.3	666.5
Weighted average number of shares outstanding - assuming dilution	654.2	670.2	655.5	671.9

1	Cost of products and services sold and Selling, general and administrative expenses include amounts for repositioning and other charges, the service cost component of pension and other postretirement (income) expense, and stock compensation expense.

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Honeywell Q2’24 Results - 7

Honeywell International Inc.
Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
Net Sales	2024	2023	2024	2023
Aerospace Technologies	$3,891	$3,341	$7,560	$6,452
Industrial Automation	2,506	2,727	4,984	5,530
Building Automation	1,571	1,510	2,997	2,997
Energy and Sustainability Solutions	1,604	1,567	3,129	3,028
Corporate and All Other	5	1	12	3
Total	$9,577	$9,146	$18,682	$18,010

Reconciliation of Segment Profit to Income Before Taxes

	Three Months Ended June 30,		Six Months Ended June 30,
Segment Profit	2024	2023	2024	2023
Aerospace Technologies	$1,060	$930	$2,095	$1,761
Industrial Automation	477	544	951	1,130
Building Automation	397	391	747	772
Energy and Sustainability Solutions	405	363	708	665
Corporate and All Other	(140)	(115)	(208)	(200)
Total segment profit	2,199	2,113	4,293	4,128
Interest and other financial charges	(250)	(187)	(470)	(357)
Interest income	110	76	215	152
Amortization of acquisition-related intangibles	(85)	(61)	(155)	(129)
Stock compensation expense[1]	(55)	(50)	(108)	(109)
Pension ongoing income[2]	140	130	285	260
Other postretirement income[2]	4	7	10	13
Repositioning and other charges[3,4]	(44)	(102)	(137)	(243)
Other[5]	(45)	(22)	(88)	(29)
Income before taxes	$1,974	$1,904	$3,845	$3,686

1	Amounts included in Selling, general and administrative expenses.
2	Amounts included in Cost of products and services sold (service cost component), Selling, general and administrative expenses (service cost component), Research and development expenses (service cost component), and Other (income) expense (non-service cost component).
3	Amounts included in Cost of products and services sold, Selling, general and administrative expenses, and Other (income) expense.
4	Includes repositioning, asbestos, and environmental expenses.
5	Amounts include the other components of Other (income) expense not included within other categories in this reconciliation. Equity income of affiliated companies is included in segment profit.

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Honeywell Q2’24 Results - 8

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	June 30, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$9,576	$7,925
Short-term investments	231	170
Accounts receivable, less allowances of $312 and $323, respectively	7,759	7,530
Inventories	6,324	6,178
Other current assets	1,479	1,699
Total current assets	25,369	23,502
Investments and long-term receivables	1,472	939
Property, plant and equipment—net	5,752	5,660
Goodwill	20,824	18,049
Other intangible assets—net	5,208	3,231
Insurance recoveries for asbestos-related liabilities	163	170
Deferred income taxes	374	392
Other assets	10,167	9,582
Total assets	$69,329	$61,525
LIABILITIES
Current liabilities
Accounts payable	$6,470	$6,849
Commercial paper and other short-term borrowings	4,548	2,085
Current maturities of long-term debt	2,519	1,796
Accrued liabilities	7,507	7,809
Total current liabilities	21,044	18,539
Long-term debt	20,865	16,562
Deferred income taxes	2,137	2,094
Postretirement benefit obligations other than pensions	126	134
Asbestos-related liabilities	1,444	1,490
Other liabilities	6,196	6,265
Redeemable noncontrolling interest	7	7
Shareowners’ equity	17,510	16,434
Total liabilities, redeemable noncontrolling interest and shareowners’ equity	$69,329	$61,525
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Honeywell Q2’24 Results - 9

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Cash flows from operating activities
Net income	$1,560	$1,501	$3,035	$2,909
Less: Net income attributable to noncontrolling interest	16	14	28	28
Net income attributable to Honeywell	1,544	1,487	3,007	2,881
Adjustments to reconcile net income attributable to Honeywell to net cash provided by (used for) operating activities
Depreciation	163	166	329	327
Amortization	146	118	271	240
Repositioning and other charges	44	102	137	243
Net payments for repositioning and other charges	(87)	(154)	(211)	(195)
NARCO Buyout payment	—	—	—	(1,325)
Pension and other postretirement income	(144)	(137)	(295)	(273)
Pension and other postretirement benefit payments	(7)	(8)	(15)	(23)
Stock compensation expense	55	50	108	109
Deferred income taxes	(39)	(29)	(36)	196
Other	(420)	(293)	(583)	(643)
Changes in assets and liabilities, net of the effects of acquisitions and divestitures
Accounts receivable	(202)	(83)	(149)	(505)
Inventories	63	(100)	(77)	(338)
Other current assets	163	98	227	208
Accounts payable	(42)	—	(423)	114
Accrued liabilities	134	143	(471)	(440)
Net cash provided by operating activities	1,371	1,360	1,819	576
Cash flows from investing activities
Capital expenditures	(259)	(233)	(492)	(426)
Proceeds from disposals of property, plant and equipment	—	2	—	13
Increase in investments	(230)	(3)	(468)	(229)
Decrease in investments	237	246	392	632
Receipts (payments) from settlements of derivative contracts	33	(31)	76	(38)
Cash paid for acquisitions, net of cash acquired	(4,913)	(661)	(4,913)	(661)
Net cash used for investing activities	(5,132)	(680)	(5,405)	(709)
Cash flows from financing activities
Proceeds from issuance of commercial paper and other short-term borrowings	4,770	3,895	6,993	8,000
Payments of commercial paper and other short-term borrowings	(2,019)	(4,636)	(4,489)	(7,930)
Proceeds from issuance of common stock	165	78	309	115
Proceeds from issuance of long-term debt	—	2,966	5,710	2,966
Payments of long-term debt	(32)	(21)	(605)	(1,384)
Repurchases of common stock	(529)	(477)	(1,200)	(1,176)
Cash dividends paid	(743)	(691)	(1,446)	(1,416)
Other	(10)	(4)	26	(38)
Net cash provided by (used for) financing activities	1,602	1,110	5,298	(863)
Effect of foreign exchange rate changes on cash and cash equivalents	(21)	(33)	(61)	(5)
Net increase (decrease) in cash and cash equivalents	(2,180)	1,757	1,651	(1,001)
Cash and cash equivalents at beginning of period	11,756	6,869	7,925	9,627
Cash and cash equivalents at end of period	$9,576	$8,626	$9,576	$8,626

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Honeywell Q2’24 Results - 10

Appendix

Non-GAAP Financial Measures

The following information provides definitions and reconciliations of certain non-GAAP financial measures presented in this press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP).

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These measures should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain measures presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Other companies may calculate these non-GAAP measures differently, limiting the usefulness of these measures for comparative purposes.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. Investors are urged to review the reconciliation of the non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate Honeywell’s business.
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Honeywell Q2’24 Results - 11

Honeywell International Inc.
Reconciliation of Organic Sales % Change
(Unaudited)

Three Months Ended June 30, 2024
Honeywell
Reported sales % change	5%
Less: Foreign currency translation	—%
Less: Acquisitions, divestitures and other, net	1%
Organic sales % change	4%

Aerospace Technologies
Reported sales % change	16%
Less: Foreign currency translation	—%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	16%

Industrial Automation
Reported sales % change	(8)%
Less: Foreign currency translation	(1)%
Less: Acquisitions, divestitures and other, net	1%
Organic sales % change	(8)%

Building Automation
Reported sales % change	4%
Less: Foreign currency translation	(1)%
Less: Acquisitions, divestitures and other, net	4%
Organic sales % change	1%

Energy and Sustainability Solutions
Reported sales % change	2%
Less: Foreign currency translation	(1)%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	3%
We define organic sales percentage as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation and acquisitions, net of divestitures, for the first 12 months following the transaction date. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of reported sales percent change to organic sales percent change has not been provided for forward-looking measures of organic sales percent change because management cannot reliably predict or estimate, without unreasonable effort, the fluctuations in global currency markets that impact foreign currency translation, nor is it reasonable for management to predict the timing, occurrence and impact of acquisition and divestiture transactions, all of which could significantly impact our reported sales percent change.
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Honeywell Q2’24 Results - 12

Honeywell International Inc.
Reconciliation of Operating Income to Segment Profit, Calculation of Operating Income and Segment Profit Margins
(Unaudited)
(Dollars in millions)

	Three Months Ended June 30,		Twelve Months Ended December 31,
	2024	2023	2023
Operating income	$1,978	$1,883	$7,084
Stock compensation expense[1]	55	50	202
Repositioning, Other[2,3]	58	103	952
Pension and other postretirement service costs[3]	16	16	66
Amortization of acquisition-related intangibles	85	61	292
Acquisition-related costs[4]	7	—	2
Segment profit	$2,199	$2,113	$8,598

Operating income	$1,978	$1,883	$7,084
÷ Net sales	$9,577	$9,146	$36,662
Operating income margin %	20.7%	20.6%	19.3%
Segment profit	$2,199	$2,113	$8,598
÷ Net sales	$9,577	$9,146	$36,662
Segment profit margin %	23.0%	23.1%	23.5%

1	Included in Selling, general and administrative expenses.
2
Includes repositioning, asbestos, environmental expenses, equity income adjustment, and other charges. For the three months ended June 30, 2023, other charges include $2 million of benefit due to the Russia-Ukraine conflict.

3	Included in Cost of products and services sold and Selling, general and administrative expenses.
4	Includes acquisition-related fair value adjustments to inventory.
We define operating income as net sales less total cost of products and services sold, research and development expenses, and selling, general and administrative expenses. We define segment profit, on an overall Honeywell basis, as operating income, excluding stock compensation expense, pension and other postretirement service costs, amortization of acquisition-related intangibles, certain acquisition-related costs, and repositioning and other charges. We define segment profit margin, on an overall Honeywell basis, as segment profit divided by net sales. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of operating income to segment profit, on an overall Honeywell basis, has not been provided for all forward-looking measures of segment profit and segment profit margin included herein. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment profit, particularly pension mark-to-market expense as it is dependent on macroeconomic factors, such as interest rates and the return generated on invested pension plan assets. The information that is unavailable to provide a quantitative reconciliation could have a significant impact on our reported financial results. To the extent quantitative information becomes available without unreasonable effort in the future, and closer to the period to which the forward-looking measures pertain, a reconciliation of operating income to segment profit will be included within future filings.

Acquisition amortization and acquisition-related costs are significantly impacted by the timing, size, and number of acquisitions we complete and are not on a predictable cycle, and we make no comment as to when or whether any future acquisitions may occur. We believe excluding these costs provides investors with a more meaningful comparison of operating performance over time and with both acquisitive and other peer companies.
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Honeywell Q2’24 Results - 13

Honeywell International Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share
(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended December 31,
	2024	2023	2023	2024(E)
Earnings per share of common stock - diluted[1]	$2.36	$2.22	$8.47	$9.48 - $9.68
Pension mark-to-market expense[2]	—	—	0.19	No Forecast
Amortization of acquisition-related intangibles[3]	0.10	0.07	0.35	0.48
Acquisition-related costs[4]	0.03	—	0.01	0.07
Russian-related charges[5]	—	—	—	0.02
Net expense related to the NARCO Buyout and HWI Sale[6]	—	0.01	0.01	—
Adjustment to estimated future Bendix liability[7]	—	—	0.49	—
Adjusted earnings per share of common stock - diluted	$2.49	$2.30	$9.52	$10.05 - $10.25

1
For the three months ended June 30, 2024, and 2023, adjusted earnings per share utilizes weighted average shares of approximately 654.2 million and 670.2 million, respectively. For the twelve months ended December 31, 2023, adjusted earnings per share utilizes weighted average shares of approximately 668.2 million. For the twelve months ended December 31, 2024, expected earnings per share utilizes weighted average shares of approximately 655 million.

2	Pension mark-to-market expense uses a blended tax rate of 18%, net of tax benefit of $27 million, for 2023.
3	For the three months ended June 30, 2024, acquisition-related intangibles amortization includes approximately $66 million, net of tax benefit of approximately $19 million. For the three months ended June 30, 2023, and twelve months ended December 31, 2023, acquisition-related intangibles amortization includes $48 million and $231 million, net of tax benefit of approximately $13 million and $61 million, respectively. For the twelve months ended December 31, 2024, expected acquisition-related intangibles amortization includes approximately $315 million, net of tax benefit of approximately $85 million.
4	For the three months ended June 30, 2024, the adjustment for acquisition-related costs, which is principally comprised of third-party transaction and integration costs and acquisition-related fair value adjustments to inventory, is approximately $22 million, net of tax benefit of approximately $7 million. For the three months ended June 30, 2023, and twelve months ended December 31, 2023, the adjustment for acquisition-related costs, which is principally comprised of third-party transaction and integration costs and acquisition-related fair value adjustments to inventory, is approximately $1 million and $7 million, net of tax benefit of approximately $0 million and $2 million, respectively. For the twelve months ended December 31, 2024, the expected adjustment for acquisition-related costs, which is principally comprised of third-party transaction and integration costs and acquisition-related fair value adjustments to inventory, is approximately $45 million, net of tax benefit of approximately $15 million.
5
For the three months ended June 30, 2023, the adjustment was $1 million, without tax benefit. For the twelve months ended December 31, 2023, the adjustment was a benefit $3 million, without tax expense. For the twelve months ended December 31, 2024, the expected adjustment is a $17 million expense, without tax benefit, due to the settlement of a contractual dispute with a Russian entity associated with the Company’s suspension and wind down activities in Russia.

6	For the three months ended June 30, 2023 and the twelve months ended December 31, 2023, the adjustment was $8 million, net of tax benefit of $3 million, due to the net expense related to the NARCO Buyout and HWI Sale.
7	Bendix Friction Materials (“Bendix”) is a business no longer owned by the Company. In 2023, the Company changed its valuation methodology for calculating legacy Bendix liabilities. For the twelve months ended December 31, 2023, the adjustment was $330 million, net of tax benefit of $104 million (or $434 million pre-tax) due to a change in the estimated liability for resolution of asserted (claims filed as of the financial statement date) and unasserted Bendix-related asbestos claims. The Company experienced fluctuations in average resolution values year-over-year in each of the past five years with no well-established trends in either direction. In 2023, the Company observed two consecutive years of increasing average resolution values (2023 and 2022), with more volatility in the earlier years of the five-year period (2019 through 2021). Based on these observations, the Company, during its annual review in the fourth quarter of 2023, reevaluated its valuation methodology and elected to give more weight to the two most recent years by shortening the look-back period from five years to two years (2023 and 2022). The Company believes that the average resolution values in the last two consecutive years are likely more representative of expected resolution values in future periods. The $434 million pre-tax amount was attributable primarily to shortening the look-back period to the two most recent years, and to a lesser extent to increasing expected resolution values for a subset of asserted claims to adjust for higher claim values in that subset than in the modelled two-year data set. It is not possible to predict whether such resolution values will increase, decrease, or stabilize in the future, given recent litigation trends within the tort system and the inherent uncertainty in predicting the outcome of such trends. The Company will continue to monitor Bendix claim resolution values and other trends within the tort system to assess the appropriate look-back period for determining average resolution values going forward.
We define adjusted earnings per share as diluted earnings per share adjusted to exclude various charges as listed above. We believe adjusted earnings per share is a measure that is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends. For forward-looking information, management cannot reliably predict or estimate, without unreasonable effort, the pension mark-to-market expense as it is dependent on macroeconomic factors, such as interest rates and the return generated on invested pension plan assets. We therefore do not include an estimate for the pension mark-to-market expense. Based on economic and industry conditions, future developments, and other relevant factors, these assumptions are subject to change.
Acquisition amortization and acquisition-related costs are significantly impacted by the timing, size, and number of acquisitions we complete and are not on a predictable cycle and we make no comment as to when or whether any future acquisitions may occur. We believe excluding these costs provides investors with a more meaningful comparison of operating performance over time and with both acquisitive and other peer companies.
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Honeywell Q2’24 Results - 14

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Unaudited)
(Dollars in millions)

	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023
Cash provided by operating activities	$1,371	$1,360
Capital expenditures	(259)	(233)
Free cash flow	$1,112	$1,127

We define free cash flow as cash provided by operating activities less cash for capital expenditures.

We believe that free cash flow is a non-GAAP measure that is useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This measure can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.

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Honeywell Q2’24 Results - 15

Honeywell International Inc.
Reconciliation of Expected Cash Provided by Operating Activities to Expected Free Cash Flow
(Unaudited)

Twelve Months Ended December 31, 2024(E) ($B)
Cash provided by operating activities	~$6.6 - $7.0
Capital expenditures	~(1.1)
Free cash flow	~$5.5 - $5.9
We define free cash flow as cash provided by operating activities less cash for capital expenditures.

We believe that free cash flow is a non-GAAP measure that is useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This measure can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.